CONECTIV, INC.







                           ACKNOWLEDGMENT AND REQUEST



                           pursuant to Section 102(a)

                                     of the

                        Delaware General Corporation Law





	CONECTIV, INC. (the "Corporation"), a corporation duly organized under the laws of the State of Delaware, DOES HEREBY CERTIFY AND

ACKNOWLEDGE that:



	(1) The Certificate of Merger of Atlantic Energy, Inc., a New

Jersey corporation, with and into the Corporation (the "Certificate of

Merger") is being filed contemporaneously herewith.  The Corporation will be the surviving corporation of the merger to be effected pursuant to the

Certificate of Merger.  Pursuant to the Certificate of Merger, the

certificate of incorporation of the Corporation will be amended to change the name of the Corporation to "Conectiv".



	(2) As of the effective time set forth in the Certificate of

Merger, the total assets (as that term is defined in subsection (i) of

Section 503 of the Delaware General Corporation Law) of the Corporation

will be not less than $10,000,000.



	Pursuant to Section 102(a)(1) of the Delaware General Corporation

Law, the Corporation hereby requests a waiver from the Division of

Corporations of the Secretary of State of the State of Delaware of the

requirement set forth in Section 102(a) of the Delaware General Corporation

Law that the name of a corporation shall contain one of the following words

"association," "company," "corporation," "club," "foundation," "fund,"

"incorporated," "institute," "society," "union," "syndicate," or "limited,"

or such other appropriate abbreviation, and that the name of the

Corporation be permitted to be changed to "Conectiv".





Dated:  February 27, 1998				CONECTIV, INC.



                                                By: /s/ Barbara S. Graham

                                                    ---------------------

						    Barbara S. Graham

						    President